October 26, 2021

First Busey Announces 2021 Third Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

Third Quarter 2021 Highlights:

●Third quarter 2021 net income of $25.9 million and diluted EPS of $0.46
●Third quarter 2021 adjusted net income1 of $32.8 million and adjusted diluted EPS1 of $0.58
●Core organic loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $177.1 million, or 2.6%, in the third quarter.  At September 30, 2021, and consistent with the second quarter, our loan pipeline is more than double what it was at the beginning of the year.
●Wealth management assets under care of $12.36 billion at September 30, 2021, up from $12.30 billion at June 30, 2021, and $9.50 billion at September 30, 2020, which represents 30.1% year-over-year growth
●Wealth management segment revenue growth of 5.7% in the third quarter, and 20.4% year-over-year growth on a YTD basis
●FirsTech, our remittance processing segment, revenue growth of 4.5% in the third quarter, and 19.3% year-over-year growth on a YTD basis
●Noninterest income, excluding security gains, accounted for 31.9% of total revenue in the third quarter of 2021 supported by continued growth in wealth management, customer service fees, and remittance processing
●Tangible book value per common share1 of $17.09 at September 30, 2021, compared to $17.11 at June 30, 2021, and $16.32 at September 30, 2020, an increase of 4.7% year-over-year
●Successfully merged Glenview State Bank into Busey Bank on August 14, 2021
●For additional information, please refer to the 3Q21 Quarterly Earnings Supplement

Third Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the third quarter of 2021 was $25.9 million, or $0.46 per diluted common share, as compared to $29.8 million, or $0.53 per diluted common share, for the second quarter of 2021 and $30.8 million, or $0.56 per diluted common share, for the third quarter of 2020.  Adjusted net income1 for the third quarter of 2021 was $32.8 million, or $0.58 per diluted common share, as compared to $31.9 million, or $0.57 per diluted common share, for the second quarter of 2021 and $32.8 million, or $0.60 per diluted common share, for the third quarter of 2020.  For the third quarter of 2021, annualized return on average assets and annualized return on average tangible common equity1 were 0.81% and 10.60%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.03% and annualized return on average tangible common equity1 was 13.43% for the third quarter of 2021.

Pre-provision net revenue1 for the third quarter of 2021 was $30.5 million, compared to $34.0 million for the second quarter of 2021 and $45.9 million for the third quarter of 2020.  Adjusted pre-provision net revenue1 for the third quarter of 2021 was $39.4 million, as compared to $37.5 million for the second quarter of 2021 and $48.7 million for the third quarter of 2020.  Pre-provision net revenue to average assets1 for the third quarter of 2021 was 0.95%, as compared to 1.20% for the second quarter of 2021 and 1.71% for the third quarter of 2020.  Adjusted pre-provision net revenue to average assets1 for the third quarter of 2021 was 1.23%, as compared to 1.32% for the second quarter of 2021 and 1.81% for the third quarter of 2020.

The Company experienced its second consecutive quarter of solid core organic loan growth, principally in commercial lending segments.  The Company reported net interest income of $70.8 million in the third quarter of 2021, up from $64.5 million in the second quarter of 2021, and $69.8 million in the third quarter of 2020.  While our net interest income increased, our reported net interest margin declined to 2.41% from 2.50% in the second quarter and 2.86% in the third quarter of 2020.  The decline is attributable to the persistent dual pressures of loan interest rates and continued growth in excess liquidity, as well as the impact of the consolidation of our most recent acquisition into our financial results for a full quarter.

Third quarter 2021 results reflect a provision release, as compared to a reserve build at the onset of the coronavirus disease 2019 (“COVID-19”) pandemic.  Specifically, the Company recorded a $1.9 million negative provision for credit losses and a $1.0 million negative provision for unfunded commitments amid continued improvements in the economic environment.  The total allowance for credit losses

1 See “Non-GAAP Financial Information” for reconciliation.

was $92.8 million at September 30, 2021, representing 1.30% of total portfolio loans outstanding and 1.33% of portfolio loans excluding PPP loans.  Net charge-offs were $0.7 million in the third quarter of 2021, representing 0.04% of average loans on an annualized basis.

Our fee-based businesses continue to add dynamic revenue diversification.  In the third quarter of 2021, wealth management fees were $13.7 million, an increase of 30.3% from the third quarter of 2020, while remittance processing revenue was $4.4 million, an increase of 9.0% from the same period last year.  Fees for customer services were $9.3 million in the third quarter of 2021, a 15.9% increase from $8.0 million in the third quarter of 2020.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the third quarter of 2021 included $8.7 million of expenses related to acquisitions and other restructuring.  The Company believes that non-GAAP measures—including adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity—facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Acquisition of Cummins-American Corp.

Effective May 31, 2021, the Company completed its acquisition of Cummins-American Corp. (“CAC”), the holding company for Glenview State Bank (“GSB”).  The partnership enhances the Company’s existing deposit, commercial banking, and wealth management presence in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area.  First Busey operated GSB as a separate banking subsidiary from acquisition until it was merged with Busey Bank on August 14, 2021.  At that time, GSB banking centers became banking centers of Busey Bank.  As part of the acquisition integration plan, during the fourth quarter of 2021 the Company plans to close and consolidate two of the former GSB banking centers, which are in addition to the Personal Banking Transformation Plan outlined below.  With GSB now merged and integrated, we expect to see the full contribution and synergies reflected in the Company’s financial performance in the quarters ahead.

Personal Banking Transformation Plan

After thoughtful consideration and analysis, in July 2021 the Company approved a plan to close and consolidate 15 Busey Bank banking centers to ensure a balance between the Company’s physical banking center network and its robust digital banking services. An efficient banking center footprint is necessary to keep First Busey competitive, responsive, and independent. The banking centers are expected to close in the fourth quarter of 2021. When fully realized, annualized expense savings net of expected associated revenue impacts are anticipated to be approximately $3.5 million, with the impact of these cost savings beginning to be realized in the fourth quarter of 2021. One-time expenses of $0.3 million were recorded in the third quarter of 2021, and an additional $3.6 to $4.2 million are anticipated to be incurred in the fourth quarter of 2021.

COVID-19 Update

The Company continues to navigate the economic environment caused by COVID-19 effectively and prudently and remains resolute in its focus on serving its customers, communities, and associates while protecting its balance sheet.  To alleviate some of the financial hardships faced as a result of COVID-19, First Busey offered an internal Financial Relief Program to qualifying customers.  As of September 30, 2021, the Company had no loans remaining on full payment deferral, and 27 commercial loans remaining on interest only payment deferrals representing $116.6 million in loans.

First Busey served as a bridge for the PPP, actively helping existing and new business clients sign up for this important financial resource.  At September 30, 2021, First Busey had $183.1 million in total PPP loans outstanding, with an amortized cost of $178.2 million, down from $399.7 million in total PPP loans outstanding, with an amortized cost of $390.4 million, at June 30, 2021.

Community Banking

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates.  The Company is honored to be named among the 2020 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2021 Best Companies to Work For in Florida by Florida Trend magazine, the 2021 Best Place to Work in Indiana by the Indiana Chamber of Commerce, and the 2020 Best Places to Work in Money Management by Pensions and Investments.

The Company remains steadfast in its commitment to the customers and communities it serves.  The third quarter results are reflective of our strategic growth plans and improving economic conditions.  We feel confident that we are well positioned to continue to produce growth and profitability as we move into the final quarter of 2021 and into 2022.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands, except per share data)

	As of and for the					As of and for the
	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
EARNINGS & PER SHARE DATA
Net income	$25,941	$29,766	$37,816	$28,345	$30,829	$93,523	$71,999
Diluted earnings per share	0.46	0.53	0.69	0.52	0.56	1.67	1.31
Cash dividends paid per share	0.23	0.23	0.23	0.22	0.22	0.69	0.66
Pre-provision net revenue 1, [2]	30,470	34,030	40,198	38,507	45,922	104,698	127,165
Revenue [3]	103,957	96,655	94,697	102,580	102,464	295,309	297,289

Net income by operating segments:
Banking	25,124	29,237	35,528	28,573	31,744	89,889	72,653
Remittance Processing	384	401	429	406	578	1,214	1,966
Wealth Management	4,718	4,885	4,682	3,334	3,166	14,285	9,847

AVERAGE BALANCES
Cash and cash equivalents	$1,009,750	$647,465	$536,457	$551,844	$836,097	$732,958	$626,222
Investment securities	3,721,740	3,031,250	2,561,680	2,077,284	1,824,327	3,109,140	1,760,461
Loans held for sale	15,589	22,393	31,373	52,745	104,965	23,060	91,964
Portfolio loans	7,133,108	6,889,551	6,736,664	6,990,414	7,160,757	6,921,226	7,012,497
Interest-earning assets	11,730,637	10,448,417	9,752,294	9,557,265	9,805,948	10,651,386	9,371,157
Total assets	12,697,795	11,398,655	10,594,245	10,419,364	10,680,995	11,571,270	10,249,578

Noninterest bearing deposits	3,365,823	2,970,890	2,688,845	2,545,830	2,592,130	3,010,999	2,303,538
Interest-bearing deposits	7,253,242	6,432,336	6,033,613	5,985,020	6,169,377	6,577,531	6,108,605
Total deposits	10,619,065	9,403,226	8,722,458	8,530,850	8,761,507	9,588,530	8,412,143

Securities sold under agreements to repurchase	221,813	204,417	184,694	194,610	190,046	203,777	185,528
Interest-bearing liabilities	7,842,805	6,966,046	6,521,195	6,482,475	6,694,561	7,114,856	6,578,587
Total liabilities	11,346,379	10,055,884	9,318,551	9,158,066	9,432,547	10,247,699	9,016,230
Stockholders' equity - common	1,351,416	1,342,771	1,275,694	1,261,298	1,248,448	1,323,571	1,233,348
Tangible stockholders' equity - common [2]	970,531	974,062	913,001	896,178	880,958	952,742	863,547

PERFORMANCE RATIOS
Pre-provision net revenue to average assets [1,2]	0.95%	1.20%	1.54%	1.47%	1.71%	1.21%	1.66%
Return on average assets	0.81%	1.05%	1.45%	1.08%	1.15%	1.08%	0.94%
Return on average common equity	7.62%	8.89%	12.02%	8.94%	9.82%	9.45%	7.80%
Return on average tangible common equity [2]	10.60%	12.26%	16.80%	12.58%	13.92%	13.12%	11.14%
Net interest margin 2, [4]	2.41%	2.50%	2.72%	3.06%	2.86%	2.54%	3.02%
Efficiency ratio [2]	67.27%	61.68%	54.67%	59.70%	52.42%	61.40%	54.30%
Noninterest revenue as a % of total revenues [3]	31.94%	33.22%	31.47%	28.90%	31.92%	32.21%	29.36%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue [1,2]	$39,409	$37,486	$42,753	$47,156	$48,701	$119,648	$133,360
Adjusted net income [2]	32,845	31,921	38,065	34,255	32,803	102,831	74,473
Adjusted diluted earnings per share [2]	0.58	0.57	0.69	0.62	0.60	1.84	1.36
Adjusted pre-provision net revenue to average assets [2]	1.23%	1.32%	1.64%	1.80%	1.81%	1.38%	1.74%
Adjusted return on average assets [2]	1.03%	1.12%	1.46%	1.31%	1.22%	1.19%	0.97%
Adjusted return on average tangible common equity [2]	13.43%	13.14%	16.91%	15.21%	14.81%	14.43%	11.52%
Adjusted net interest margin [2,4]	2.35%	2.43%	2.63%	2.96%	2.75%	2.46%	2.91%
Adjusted efficiency ratio [2]	58.97%	58.89%	54.33%	52.39%	49.97%	57.46%	53.24%

[1] Net interest income plus noninterest income, excluding security gains and losses, less noninterest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus noninterest income, excluding security gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
ASSETS
Cash and cash equivalents	$883,845	$920,810	$404,802	$688,537	$479,721
Investment securities	4,010,256	3,478,467	2,804,101	2,266,717	2,098,657

Loans held for sale	20,225	17,834	38,272	42,813	87,772

Commercial loans	5,431,342	5,475,461	5,402,970	5,368,897	5,600,705
Retail real estate and retail other loans	1,719,293	1,710,189	1,376,330	1,445,280	1,520,606
Portfolio loans	7,150,635	7,185,650	6,779,300	6,814,177	7,121,311

Allowance for credit losses	(92,802)	(95,410)	(93,943)	(101,048)	(98,841)
Premises and equipment	142,031	145,437	132,669	135,191	144,001
Goodwill and other intangibles	378,891	381,795	361,120	363,521	365,960
Right of use asset	11,068	8,228	7,333	7,714	7,251
Other assets	395,181	372,638	325,909	326,425	333,796
Total assets	$12,899,330	$12,415,449	$10,759,563	$10,544,047	$10,539,628

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,453,906	$3,186,650	$2,859,492	$2,552,039	$2,595,075
Interest checking, savings, and money market deposits	6,337,026	6,034,871	4,991,887	5,006,462	4,819,859
Time deposits	1,026,935	1,115,596	1,022,468	1,119,348	1,227,767
Total deposits	$10,817,867	$10,337,117	$8,873,847	$8,677,849	$8,642,701

Securities sold under agreements to repurchase	$241,242	$207,266	$210,132	$175,614	$201,641
Short-term borrowings	17,673	30,168	4,663	4,658	4,651
Long-term debt	271,780	274,788	226,797	226,792	226,801
Junior subordinated debt owed to unconsolidated trusts	71,593	71,551	71,509	71,468	71,427
Lease liability	11,120	8,280	7,380	7,757	7,342
Other liabilities	134,979	140,588	99,413	109,840	129,360
Total liabilities	$11,566,254	$11,069,758	$9,493,741	$9,273,978	$9,283,923
Total stockholders' equity	$1,333,076	$1,345,691	$1,265,822	$1,270,069	$1,255,705
Total liabilities & stockholders' equity	$12,899,330	$12,415,449	$10,759,563	$10,544,047	$10,539,628

SHARE DATA
Book value per common share	$23.88	$23.89	$23.29	$23.34	$23.03
Tangible book value per common share [1]	$17.09	$17.11	$16.65	$16.66	$16.32
Ending number of common shares outstanding	55,826,984	56,330,616	54,345,379	54,404,379	54,522,231

[1] See "Non-GAAP Financial Information" for reconciliation, excludes tax effect of other intangible assets.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$65,163	$69,809	$189,132	$213,434
Interest on investment securities	12,239	9,607	31,894	30,265
Other interest income	462	213	857	1,596
Total interest income	$77,864	$79,629	$221,883	$245,295

INTEREST EXPENSE
Interest on deposits	$3,059	$6,105	$10,086	$26,053
Interest on securities sold under agreements to repurchase	60	88	177	596
Interest on short-term borrowings	112	30	195	215
Interest on long-term debt	3,150	2,913	9,050	6,212
Junior subordinated debt owed to unconsolidated trusts	728	740	2,185	2,220
Total interest expense	$7,109	$9,876	$21,693	$35,296

Net interest income	$70,755	$69,753	$200,190	$209,999
Provision for loan losses	(1,869)	5,549	(10,365)	35,656
Net interest income after provision for loan losses	$72,624	$64,204	$210,555	$174,343

NONINTEREST INCOME
Wealth management fees	$13,749	$10,548	$39,335	$32,296
Fees for customer services	9,288	8,014	25,936	23,400
Remittance processing	4,355	3,995	13,122	11,466
Mortgage revenue	1,740	5,793	6,153	9,879
Income on bank owned life insurance	999	1,022	3,439	4,361
Net security gains (losses)	57	(426)	2,596	476
Other	3,071	3,339	7,134	5,888
Total noninterest income	$33,259	$32,285	$97,715	$87,766

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$41,949	$32,839	$107,222	$95,397
Data processing expense	7,782	3,937	16,881	12,383
Net occupancy expense	4,797	4,256	13,606	13,419
Furniture and equipment expense	2,208	2,325	6,300	7,311
Professional fees	1,361	1,698	5,617	5,508
Amortization expense	3,149	2,493	8,200	7,569
Interchange expense	1,434	1,223	4,360	3,590
Other operating expenses	10,807	7,771	28,425	24,947
Total noninterest expense	$73,487	$56,542	$190,611	$170,124

Income before income taxes	$32,396	$39,947	$117,659	$91,985
Income taxes	6,455	9,118	24,136	19,986
Net income	$25,941	$30,829	$93,523	$71,999

SHARE DATA
Basic earnings per common share	$0.46	$0.56	$1.69	$1.32
Fully-diluted earnings per common share	$0.46	$0.56	$1.67	$1.31
Average common shares outstanding	56,227,816	54,585,998	55,256,348	54,579,088
Diluted average common shares outstanding	56,832,518	54,737,920	55,872,835	54,796,354

Balance Sheet Growth

Our balance sheet remains a source of strength.  Total assets were $12.90 billion at September 30, 2021, $12.42 billion at June 30, 2021, and $10.54 billion at September 30, 2020.  At September 30, 2021, portfolio loans were $7.15 billion, compared to $7.19 billion as of June 30, 2021, and $7.12 billion as of September 30, 2020.  Amortized costs of PPP loans of $178.2 million, $390.4 million, and $736.4 million are included in the September 30, 2021, June 30, 2021, and September 30, 2020, portfolio loan balances, respectively.  During the third quarter of 2021, Busey Bank experienced organic loan growth of $177.1 million, consisting of commercial balances (which includes commercial, commercial real estate and real estate construction loans), excluding PPP loans, of $168.0 million and retail real estate and retail other balances of $9.1 million.

Average portfolio loans were $7.13 billion for the third quarter of 2021, compared to $6.89 billion for the second quarter of 2021 and $7.16 billion for the third quarter of 2020.  The average balance of PPP loans for the third quarter of 2021 was $291.8 million, compared to $496.2 million for the second quarter of 2021 and $734.2 million for the third quarter of 2020.  Average interest-earning assets for the third quarter of 2021 were $11.73 billion, compared to $10.45 billion for the second quarter of 2021 and $9.81 billion for the third quarter of 2020.

Total deposits were $10.82 billion at September 30, 2021, compared to $10.34 billion at June 30, 2021, and $8.64 billion at September 30, 2020.  Fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit growth, and the seasonality of public funds.  The Company remains funded substantially through core deposits with significant market share in its primary markets.  Core deposits now account for 98.5% of total deposits.  Cost of deposits declined to 0.11% in the third quarter.

Net Interest Margin1 and Net Interest Income

Net interest margin for the third quarter of 2021 was 2.41%, compared to 2.50% for the second quarter of 2021 and 2.86% for the third quarter of 2020.  Excluding purchase accretion, adjusted net interest margin1 was 2.35% for the third quarter of 2021, compared to 2.43% in the second quarter of 2021 and 2.75% in the third quarter of 2020.   Net interest income was $70.8 million in the third quarter of 2021 compared to $64.5 million in the second quarter of 2021 and $69.8 million in the third quarter of 2020.

The Federal Open Market Committee rate cuts during the first quarter of 2020 have contributed to the decline in net interest margin over the past year, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.  The net interest margin has also been negatively impacted by the sizeable balance of lower-yielding PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt.  Those impacts were partially offset by the Company’s efforts to lower deposit funding costs as well as the fees recognized related to PPP loans.  Factors contributing to the 9 basis point decline in net interest margin during the third quarter of 2021 include:

●	Interest earning assets rate/volume mix contributed -12 basis points
●	Reduced recognition of purchase accounting accretion contributed -1 basis points
●	PPP contributions improved +1 basis points
●	Funding costs improved +3 basis points

The majority of the compression attributable to the interest earning assets rate/volume mix results from the consolidation of the GSB acquisition for a full quarter (approximately 9 basis points).

Asset Quality

Credit quality continues to be exceptionally strong.  Loans 30-89 days past due were $6.4 million as of September 30, 2021, compared to $3.9 million as of June 30, 2021, and $6.7 million as of September 30, 2020.  Non-performing loans totaled $25.9 million as of September 30, 2021, compared to $28.3 million as of June 30, 2021, and $24.2 million as of September 30, 2020, (2020 asset quality numbers do not include GSB). Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.36% at September 30, 2021, compared to 0.39% at June 30, 2021, and 0.34% at September 30, 2020.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of total loans was 0.37% at September 30, 2021, compared to 0.42% at June 30, 2021, and 0.38% at September 30, 2020.

1 See “Non-GAAP Financial Information” for reconciliation.

Net charge-offs totaled $0.7 million for the quarter ended September 30, 2021, compared to $1.0 million and $2.8 million for the quarters ended June 30, 2021, and September 30, 2020, respectively.  The annualized ratio of third quarter net charge-offs to average loans was 0.04%.  The allowance as a percentage of portfolio loans was 1.30% at September 30, 2021, compared to 1.33% at June 30, 2021, and 1.39% at September 30, 2020.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.33% at September 30, 2021.  The allowance as a percentage of non-performing loans was 358.86% at September 30, 2021, compared to 336.96% at June 30, 2021, and 408.82% at September 30, 2020.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

ASSET QUALITY (Unaudited)
(dollars in thousands)

	As of and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

ASSET QUALITY
Portfolio loans	$7,150,635	$7,185,650	$6,779,300	$6,814,177	$7,121,311
Portfolio loans excluding amortized cost of PPP loans	6,972,404	6,795,255	6,257,196	6,367,774	6,384,916
Loans 30-89 days past due	6,446	3,888	9,929	7,578	6,708
Non-performing loans:
Non-accrual loans	25,369	27,725	21,706	22,930	23,898
Loans 90+ days past due and still accruing	491	590	1,149	1,371	279
Total non-performing loans	$25,860	$28,315	$22,855	$24,301	$24,177
Total non-performing loans, segregated by geography:
Illinois / Indiana	$17,824	$21,398	$15,457	$16,234	$15,097
Missouri	6,736	5,645	6,170	6,764	6,867
Florida	1,300	1,272	1,228	1,303	2,213
Other non-performing assets	3,184	3,137	4,292	4,571	4,978
Total non-performing assets	$29,044	$31,452	$27,147	$28,872	$29,155

Total non-performing assets to total assets	0.23%	0.25%	0.25%	0.27%	0.28%
Total non-performing assets to portfolio loans and non-performing assets	0.41%	0.44%	0.40%	0.42%	0.41%
Allowance for credit losses to portfolio loans	1.30%	1.33%	1.39%	1.48%	1.39%
Allowance for credit losses to portfolio loans, excluding PPP	1.33%	1.40%	1.50%	1.59%	1.55%
Allowance for credit losses as a percentage of non-performing loans	358.86%	336.96%	411.04%	415.82%	408.82%
Net charge-offs (recoveries)	$739	$1,011	$309	$934	$2,754
Provision	(1,869)	(1,700)	(6,796)	3,141	5,549

Noninterest Income

Total noninterest income increased to $33.3 million for the third quarter of 2021, compared to $33.0 million for the second quarter of 2021 and $32.3 million for the third quarter of 2020.  Revenues from wealth management fees and remittance processing activities represented 54.4% of the Company’s noninterest income for the quarter ended September 30, 2021, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating areas increased by 24.5% compared to the third quarter of 2020.

Wealth management fees were $13.7 million for the third quarter of 2021, an increase from $13.0 million for the second quarter of 2021 and $10.5 million for the third quarter of 2020, a 30.3% increase from the comparable period in 2020.  Net income from the Wealth Management segment was $4.7 million for the third quarter of 2021, a decrease from $4.9 million for the second quarter of 2021 and a 49.0% increase from $3.2 million in the third quarter of 2020.  First Busey’s Wealth Management division ended the third quarter of 2021 with $12.36 billion in assets under care, compared to $12.30 billion at the end of the second quarter of 2021 and $9.50 billion at the end of the third quarter of 2020, a 30.1% increase from the comparable period in 2020.

Remittance processing revenue from the Company’s subsidiary, FirsTech, Inc., was $4.4 million for the third quarter of 2021, compared to $4.3 million for the second quarter of 2021 and $4.0 million for the third quarter of 2020, a 9.0% increase from the comparable period in 2020.  The Remittance Processing operating segment generated net income of $0.4 million in the third quarter of 2021, consistent with last quarter, and down from $0.6 million in the third quarter of 2020.  FirsTech generated year-to-date revenue of $14.8 million1 compared to $12.4 million1 for 2020 year-to-date.  This represents an increase of 19.3%.  The Company is currently making strategic investments in FirsTech to further enhance future growth including further upgrades to the product and engineering teams to build an API first cloud-based platform.

Fees for customer services increased to $9.3 million for the third quarter of 2021, compared to $8.6 million in the second quarter of 2021 and $8.0 million in the third quarter of 2020, a 15.9% increase from the comparable period in 2020.  Fees for customer services have been impacted since early 2020 by changing customer behaviors resulting from COVID-19 and related government stimulus programs, and continue to rebound with improving economic conditions and customer activity levels.

Mortgage revenue was $1.7 million in the third quarter of 2021, remaining consistent with the second quarter of 2021, while representing a decline from $5.8 million in the third quarter of 2020, as a result of declines in sold-loan mortgage volume.

Operating Efficiency

Total noninterest expense was $73.5 million in the third quarter of 2021 compared to $62.6 million in the second quarter of 2021 and $56.5 million in the third quarter of 2020.  Noninterest expense including amortization of intangibles but excluding non-operating adjustment items2 was $64.8 million in the third quarter of 2021 compared to $59.9 million in the second quarter of 2021 and $54.0 million in the third quarter of 2020.  As a result, the efficiency ratio2 was 67.27% for the quarter ended September 30, 2021, compared to 61.68% for the quarter ended June 30, 2021, and 52.42% for the quarter ended September 30, 2020.  The adjusted efficiency ratio2 was 58.97% for the quarter ended September 30, 2021, 58.89% for the quarter ended June 30, 2021, and 49.97% for the quarter ended September 30, 2020.  The Company remains focused on expense discipline and expects to see synergies from the GSB merger in the periods ahead.

Noteworthy components of noninterest expense are as follows:

●	Salaries, wages, and employee benefits were $41.9 million in the third quarter of 2021, an increase from $34.9 million in the second quarter of 2021 and $32.8 million from the third quarter of 2020. Total full-time equivalents at September 30, 2021, numbered 1,462 compared to 1,503 at June 30, 2021, and 1,371 at September 30, 2020. The Company recorded $4.7 million of non-operating salaries, wages, and employee benefit expenses in the third quarter of 2021, as compared to $1.1 million in the second quarter of 2021 and $2.0 million in the third quarter of 2020. The second quarter of 2021 included salaries, wages, and employee benefit expenses for GSB for one month, whereas the third quarter included these expenses for the full quarter, partially offset by the synergies beginning in August after the banks were merged.

●	Data processing expense increased to $7.8 million in the third quarter of 2021, compared to $4.8 million in the second quarter of 2021 and $3.9 million in the third quarter of 2020. The Company recorded $3.2 million of non-operating data processing expenses in the third quarter of 2021, compared to $0.4 million in the second quarter of 2021.

●	Professional fees decreased to $1.4 million in the third quarter of 2021, compared to $2.3 million in the second quarter of 2021 and $1.7 million in the third quarter of 2020. The Company recorded $0.1 million of non-operating professional fees in the third quarter of 2021, compared to $0.9 million in the second quarter of 2021 and $0.2 million in the third quarter of 2020.

●	Amortization expense increased to $3.1 million in the third quarter of 2021, compared to $2.7 million in the second quarter of 2021 and $2.5 million in the third quarter of 2020. The third quarter of 2021 includes a full quarter of amortization expense related to GSB.

●	Other operating expense increased to $10.8 million for the third quarter of 2021, compared to $10.2 million in the second quarter of 2021 and $7.8 million in the third quarter of 2020. The third quarter 2021 increase was across multiple expense categories. The Company recorded $0.6 million of non-operating expenses within the other operating expense line in the third quarter of 2021, compared to $0.2 million in the second quarter of 2021 and $0.4 million in the third quarter of 2020.

1 Revenue equates to all revenue sources tied to FirsTech (which includes professional service fees) and excludes intracompany eliminations and consolidations.

2 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on October 29, 2021, of $0.23 per common share to stockholders of record as of October 22, 2021.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of September 30, 2021, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s tangible common equity1 (“TCE”) was $971.3 million at September 30, 2021, compared to $981.9 million at June 30, 2021, and $905.0 million at September 30, 2020.  TCE represented 7.75% of tangible assets at September 30, 2021, compared to 8.15% at June 30, 2021, and 8.88% at September 30, 2020.1

During the third quarter of 2021, the Company purchased 625,000 shares of its common stock at a weighted average price of $23.66 per share for a total of $14.8 million under the Company’s stock repurchase plan.  As of September 30, 2021, the Company had 953,824 shares remaining on its stock repurchase plan available for repurchase.

3Q21 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition, and operating results, please refer to the 3Q21 Quarterly Earnings Supplement presentation furnished via Form 8-K on October 26, 2021, in connection with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of September 30, 2021, First Busey Corporation (Nasdaq: BUSE) was a $12.90 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.86 billion as of September 30, 2021, and is headquartered in Champaign, Illinois.  Busey Bank currently has 60 banking centers serving Illinois, 10 banking centers serving Missouri, four banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 30 million transactions for a total of $9.0 billion on an annual basis.  FirsTech, Inc. operates across the United States and Canada, providing payment solutions that include, but are not limited to, electronic payments, mobile payments, phone payments, remittance processing, in person payments, and merchant services.  FirsTech, Inc. partners with 5,800+ agents across the U.S.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of September 30, 2021, assets under care were $12.36 billion.

First Busey has been named a Best Place to Work across the company footprint since 2016 by Best Companies Group.  We are honored to be consistently recognized by national and local organizations for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  These measures include adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions.  Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of adjusted pre-provision net revenue; net income in the case of adjusted net income, adjusted diluted earnings per share, and adjusted return on average assets; total net interest income in the case of adjusted net interest margin; total noninterest income and total noninterest expense in the case of efficiency ratio and adjusted efficiency ratio; and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity, appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net interest income	$70,755	$64,542	$69,753	$200,190	$209,999
Noninterest income	33,259	33,011	32,285	97,715	87,766
Less securities (gains) and losses, net	(57)	(898)	426	(2,596)	(476)
Noninterest expense	(73,487)	(62,625)	(56,542)	(190,611)	(170,124)
Pre-provision net revenue	30,470	34,030	45,922	104,698	127,165

Adjustments to pre-provision net revenue:
Acquisition and other restructuring expenses	8,677	2,713	2,529	11,710	3,161
Provision for unfunded commitments	(978)	(496)	250	(1,068)	1,834
New Market Tax Credit amortization	1,240	1,239	—	4,308	1,200
Adjusted pre-provision net revenue	$39,409	$37,486	$48,701	$119,648	$133,360

Average total assets	$12,697,795	$11,398,655	$10,680,995	$11,571,270	$10,249,578

Reported: Pre-provision net revenue to average assets [1]	0.95%	1.20%	1.71%	1.21%	1.66%
Adjusted: Pre-provision net revenue to average assets [1]	1.23%	1.32%	1.81%	1.38%	1.74%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Adjusted Return on Average Assets (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net income	$25,941	$29,766	$30,829	$93,523	$71,999

Adjustments to net income:
Acquisition expenses:
Salaries, wages, and employee benefits	4,462	1,125	—	5,587	—
Data processing	3,182	368	—	3,557	—
Lease or fixed asset impairment	—	—	234	—	234
Professional fees, occupancy, and other	776	1,220	99	2,309	385
Other restructuring costs:
Salaries, wages, and employee benefits	257	—	2,011	257	2,357
Professional fees, occupancy, and other	—	—	185	—	185
Related tax benefit	(1,773)	(558)	(555)	(2,402)	(687)
Adjusted net income	$32,845	$31,921	$32,803	$102,831	$74,473

Dilutive average common shares outstanding	56,832,518	55,730,883	54,737,920	55,872,835	54,796,354
Reported: Diluted earnings per share	$0.46	$0.53	$0.56	$1.67	$1.31
Adjusted: Diluted earnings per share	$0.58	$0.57	$0.60	$1.84	$1.36

Average total assets	$12,697,795	$11,398,655	$10,680,995	$11,571,270	$10,249,578

Reported: Return on average assets [1]	0.81%	1.05%	1.15%	1.08%	0.94%
Adjusted: Return on average assets [1]	1.03%	1.12%	1.22%	1.19%	0.97%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net interest income	$70,755	$64,542	$69,753	$200,190	$209,999

Adjustments to net interest income:
Tax-equivalent adjustment	598	579	638	1,778	2,085
Purchase accounting accretion related to business combinations	(1,799)	(1,726)	(2,618)	(5,682)	(7,922)
Adjusted net interest income	$69,554	$63,395	$67,773	$196,286	$204,162

Average interest-earning assets	$11,730,637	$10,448,417	$9,805,948	$10,651,386	$9,371,157

Reported: Net interest margin [1]	2.41%	2.50%	2.86%	2.54%	3.02%
Adjusted: Net interest margin [1]	2.35%	2.43%	2.75%	2.46%	2.91%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Efficiency Ratio and Adjusted Efficiency Ratio (Unaudited)
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net interest income	$70,755	$64,542	$69,753	$200,190	$209,999
Tax-equivalent adjustment	598	579	638	1,778	2,085
Tax equivalent interest income	$71,353	$65,121	$70,391	$201,968	$212,084

Noninterest income	$33,259	$33,011	$32,285	$97,715	$87,766
Less security (gains) and losses, net	(57)	(898)	426	(2,596)	(476)
Adjusted noninterest income	$33,202	$32,113	$32,711	$95,119	$87,290

Noninterest expense	$73,487	$62,625	$56,542	$190,611	$170,124
Non-operating adjustments:
Salaries, wages, and employee benefits	(4,719)	(1,125)	(2,011)	(5,844)	(2,357)
Data processing	(3,182)	(368)	—	(3,557)	—
Impairment, professional fees, occupancy, and other	(776)	(1,220)	(518)	(2,309)	(804)
Noninterest expense, excluding non-operating adjustments	64,810	59,912	54,013	178,901	166,963
Amortization of intangible assets	(3,149)	(2,650)	(2,493)	(8,200)	(7,569)
Adjusted noninterest expense	$61,661	$57,262	$51,520	$170,701	$159,394

Reported: Efficiency ratio	67.27%	61.68%	52.42%	61.40%	54.30%
Adjusted: Efficiency ratio	58.97%	58.89%	49.97%	57.46%	53.24%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity, Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity (Unaudited)
(dollars in thousands)

	As of and for the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Total assets	$12,899,330	$12,415,449	$10,539,628
Goodwill and other intangible assets, net	(378,891)	(381,795)	(365,960)
Tax effect of other intangible assets, net	17,115	17,997	15,239
Tangible assets	$12,537,554	$12,051,651	$10,188,907

Total stockholders’ equity	$1,333,076	$1,345,691	$1,255,705
Goodwill and other intangible assets, net	(378,891)	(381,795)	(365,960)
Tax effect of other intangible assets, net	17,115	17,997	15,239
Tangible common equity	$971,300	$981,893	$904,984

Ending number of common shares outstanding	55,826,984	56,330,616	54,522,231

Tangible common equity to tangible assets [1]	7.75%	8.15%	8.88%
Tangible book value per share	$17.09	$17.11	$16.32

Average common equity	$1,351,416	$1,342,771	$1,248,448	$1,323,571	$1,233,348
Average goodwill and other intangible assets, net	(380,885)	(368,709)	(367,490)	(370,829)	(369,801)
Average tangible common equity	$970,531	$974,062	$880,958	$952,742	$863,547

Reported: Return on average tangible common equity [2]	10.60%	12.26%	13.92%	13.12%	11.14%
Adjusted: Return on average tangible common equity 2, [3]	13.43%	13.14%	14.81%	14.43%	11.52%

[1] Tax-effected measure, 28% estimated deferred tax rate.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including the impact of the current presidential administration); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.